FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT
AGREEMENT (this “Amendment”) is entered into effective as of August 25, 2022, by and between Outbrain Inc., a Delaware corporation (the “Company”), and Elise Garofalo, a natural person and resident of the State of Connecticut (“Employee”).

W I T N E S S E T H :

The Company and Employee are parties to a certain Employment Agreement dated as of March 23, 2014, as thereafter amended and restated effective July 19, 2021 (the “Agreement”);

Employee provided the Company with notice of her intention to resign from the position of Chief Financial Officer and principal accounting officer effective June 30, 2022 and to remain as a non-executive employee of the Company in a special advisory role to the Chief Executive Officer and new Chief Financial Officer with responsibilities primarily relating to the transition of her role to the new Chief Financial Officer until December 31, 2022 (the “Transition”);

The Parties desire to amend the Agreement to reflect the Transition as more fully set forth herein;

The Company desires to continue to employ Employee, and Employee desires to continue Employee’s employment with the Company, through December 31, 2022 in accordance with the terms and conditions of the Agreement, as amended by this Amendment.

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Agreement, as amended by this Amendment, the parties accordingly agree as follows:

1.As of July 1, 2022, the first sentence of Section 2.1 of the Agreement is amended in its entirety to read as follows: “Notwithstanding any other terms of this Agreement, the term of this Agreement shall begin as of the Commencement Date and shall continue thereafter until December 31, 2022 (the “Term”), unless otherwise sooner terminated pursuant to Sections 5.2 or 5.3.”

2.The first two sentences of Section 2.2 of the Agreement is amended in its entirety to read as follows:

(a)Employee shall be employed as Chief Financial Officer and principal accounting officer through June 30, 2022 and shall report to the Company’s Chief Executive Officer and/or Board of Directors (the “Board”). During this time, Employee shall perform and discharge conscientiously and faithfully the duties which may be assigned to Employee from time to time by the Company’s Chief Executive Officer and/or the Board in connection with the conduct of the Company’s business, as well as those duties which are normally and customarily vested in a Chief Financial Officer of a corporation.”

3.The following provision shall be amended as new Section 2.2(b):

(b) Special Advisory Role: Effective June 30, 2022, Employee shall step down as the Company’s Chief Financial Officer and principal accounting officer and will assume a special advisory role as a non-executive employee of the Company until December 31, 2022 to assist with the orderly transition of her duties.

4.Section 3.1 of the Agreement is amended in its entirety to read as follows:

3.1 Base Salary. Employee shall be paid a base salary (“Base Salary”) through June 30, 2022 at the annual rate of Four Hundred Thousand Dollars ($430,000) and from July 1, 2022 through December 31, 2022 at an annual rate of Three Hundred Thousand Dollars ($300,000). During the Employment Period, the Company may review the rate of Base Salary and may increase, but not decrease, such annual rate as it determines, in its sole discretion.

5.Section 3.3(a) of the Agreement is amended in its entirety to read as follows:

(a)Employee shall be eligible for an annual incentive bonus award determined by the Board in respect of each whole or partial fiscal year of the Company (“Fiscal Year”) during the Employment Period (the “Annual Bonus”). For the avoidance of doubt, and notwithstanding any terms of the bonus plan document to the contrary, if Employee’s employment with the Company terminates for any reason other than for Cause during a given Fiscal Year, Employee shall be entitled to receive a pro-rated Annual Bonus for such partial Fiscal Year based on the portion of such Fiscal Year Employee was employed. The target Annual Bonus for each full Fiscal Year shall be no less than sixty percent (60%) of the Base Salary rate then in effect. For 2022, Employee’s target Annual Bonus will be prorated to reflect her reduction in Base Salary rate determined as follows: 60% of $215,000 for the period from January 1, 2022 through June 30, 2022 and 60% of $150,000 for the period from July 1, 2022 through December 31, 2022. The actual Annual Bonus payable in respect of each Fiscal Year shall be based upon the level of achievement of Company and individual performance objectives, as determined by the Board in consultation with Employee, and as such Company and individual performance objectives may be updated by the chief executive officer from time to time.

6.The first sentence of Section 5.6 is amended in its entirety to read as follows:

Notwithstanding any provision herein to the contrary, the payment of any amount pursuant to Section 5.1 (other than the Accrued Benefits) after notice of termination and/or after December 31, 2022 is given is conditioned on Employee’s prior execution, no later than seventy five (75) days following the effective date of termination of employment and in advance of any payments due upon such separation, of a separation agreement and general release in substantially the same form as attached hereto as Exhibit A, and such separation agreement and general release becoming effective pursuant to its terms no later than the end of such seventy-five-day period.

7.For purposes the Agreement,

6.1.The Transaction bonus contemplated by Section 3.6(a) and Section 5.4(v) has already been paid to Employee.

6.2.For purposes of Section 3.6(b) of the Agreement, the stock options granted to the Employee in September 2014 have fully vested; the Exit Event has already occurred; and the Qualifying Date is June 30, 2022; and

6.3.For purposes of Section 3.6(c) of the Agreement, any entitlement to payment for excise taxes expired upon the consummation of the Company’s initial public offering.

8.This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

9.The parties acknowledge that the Agreement is being modified only as stated herein and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

COMPANY		EMPLOYEE
Outbrain Inc.
By:	/s/ David Kostman	/s/ Elise Garofalo
Name:	David Kostman	Elise Garofalo
Title:	CO-CEO

EXHIBIT A

TO EMPLOYMENT AGREEMENT

Separation Agreement and Release of Claims

(a)Elise Garofalo ("Employee"), for herself and her family, heirs, executors, administrators, legal representatives and their respective successors and assigns, as an express condition of, and in exchange for the consideration contained in, Section 5.4 of the Employment Agreement to which this release is attached as Exhibit A (the "Employment Agreement"), which Employee acknowledges is in addition to any amounts to which she would have otherwise been entitled but for the Employment Agreement and execution of this Separation Agreement and Release of Claims, effective the date hereof, do fully and forever release, remise and discharge Outbrain Inc. (the "Company"), its direct and indirect parents, subsidiaries and Affiliates, together with their respective officers, directors, partners, shareholders, members, managers, employees and agents (collectively, and with the Company, the "Group") from any and all claims which Employee had, may have had, or now has against the Group, for or by reason of any matter, cause or thing whatsoever occurring from the beginning of time through the date Employee executes this Separation Agreement and Release of Claims, including any claim arising out of or attributable to Employee's employment or the termination of Employee's employment with the Company, any claims of breach of contract, wrongful termination, unjust dismissal , defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This Separation Agreement and Release of Claims includes , but is not limited to, all claims arising under the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act, the Age Discrimination in Employment Act ("ADEA''), Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S .C. § 1981, the Rehabilitation Act, the Labor Management Relations Act, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employment Retirement Income Security Act, the Sarbanes-Oxley Act of 2002, the New York Labor Law, the New York State Human Rights Law, the New York City Human Rights Law, each as may be amended from time to time, and all other federal, state and local employment, labor and anti-discrimination laws, the common law and any other purported restriction on an employer's right to terminate the employment of employees. As used in this Separation Agreement and Release of Claims, the term "claims" will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys' fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. Employee specifically releases all claims relating to Employee's employment and its termination under the ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans. Notwithstanding any provision of this paragraph 1 to the contrary, by executing this Agreement, Employee is not releasing any claims relating to (i) Employee's rights to enforce the Company's obligations under this Separation Agreement and Release of Claims, Article V or Section 9.2 of the Employment Agreement (in each case, subject to the terms and conditions contained therein) or any equity agreement between Employee and the Company, (ii) any claim that may not be waived as a matter of law, or (iii) Employee's right, pursuant to the Older Workers Benefit Protection Act, to seek a judicial determination of this validity of the Agreement's waiver of claims under the Age Discrimination in Employment Act. Employee acknowledges that she is releasing unknown claims and waiving all rights she has or may have under any statute or common law principle of similar effect; provided that Employee is not waiving any rights or claims that may arise out of acts or events that occur after the date on which she signs this Agreement. Notwithstanding anything in the foregoing to the contrary, Employee acknowledges that the Company's exercise of its rights under and in accordance with this Agreement shall not give rise to any legal claims.

(b)Employee represents that Employee has not filed or permitted to be filed against the Group, individually or collectively, any complaints, charges or lawsuits arising out of Employee's employment, or any other matter arising on or prior to the date hereof, and Employee covenants and agrees that Employee will never individually or with any other person file, or commence the filing of, any lawsuits against the Group with respect to the subject matter of this Separation Agreement and Release of Claims and claims released pursuant to this Separation Agreement and Release of Claims (including, without limitation, any claims relating to the termination of Employee's employment), except as may be necessary to seek a determination of the validity of the waiver of Employee's rights under the ADEA. In addition, to the extent permitted by applicable law, Employee agrees that Employee will not voluntarily participate or assist in any judicial, administrative, arbitral or other proceedings of any nature or description against the Group brought by or on behalf of any Person, including, without limitation, any current or former employees or service providers of the Group, other than pursuant to a valid judicial subpoena or court order. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission ("EEOC") or a comparable state or local agency. To the extent any proceeding or charge may be brought by a Person (including the EEOC) from which Employee otherwise could receive an award, Employee expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action.

(c)Except as expressly provided in this Separation Agreement and Release of Claims, the Employment Agreement is hereby terminated and of no further force and effect and any and all of Employee's right to compensation and employee benefit programs under the Employment Agreement are hereby cancelled, terminated and discharged and the Parties expressly agree that Employee shall not accrue or be entitled to any further compensation or rights under, or have any interest in, any of the foregoing programs. Notwithstanding anything in this Agreement to the contrary, the provisions of Article V (Termination of Employment), Article VI (Restrictive Covenants) and Article IX (Miscellaneous) of the Employment Agreement shall remain in full force and effect in accordance with their terms and Employee hereby ratifies and confirms her obligations thereunder.

(d)Employee agrees that she will not make, or cause to be made, any disparaging, negative or adverse remarks whatsoever, whether in public or private, and whether written, oral or otherwise, concerning the Company, its subsidiaries and Affiliates and their respective businesses, products or services.

(e)Employee agrees to assist and to cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge in Employee's possession, or any act or omission by Employee or where the Company believes Employee's personal knowledge, attendance, and participation are reasonably necessary. Employee's obligations under this paragraph include the obligation to provide truthful testimony by testimony, affidavit, or otherwise in connection with an investigation, arbitration, hearing, trial, or similar proceeding. Employee will also perform all reasonable acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company will reimburse Employee for reasonable expenses she incurs in fulfilling her obligations under this paragraph.

(f)Employee agrees that the terms and conditions of this Separation Agreement and Release of Claims (including the fact/existence of this Separation Agreement and Release of Claims) shall remain confidential and shall not be disclosed to anyone, except as required by law or to

Employee's immediate family members, attorneys, accountants and/or tax advisors, each of whom shall be advised of, and agree to, said agreement of confidentiality prior to disclosure of such information by Employee.

(g)Employee hereby acknowledges that the Company has informed her that she has up to 21 days to sign this Separation Agreement and Release of Claims and she may knowingly and voluntarily waive that 21 day period by signing this Separation Agreement and Release of Claims earlier. Employee also understands that she shall have 7 days following the date on which she signs this Separation Agreement and Release of Claims within which to revoke it by providing a written notice of her revocation to the Company. This Separation Agreement and Release of Claims shall take effect on the eighth day following Employee's execution of this Separation Agreement and Release of Claims unless Employee's written revocation is delivered to the Company within 7 days after such execution.

(h)Employee acknowledges that this Separation Agreement and Release of Claims will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. Employee agrees that any dispute concerning or arising out of this Separation Agreement and Release of Claims shall be tried exclusively in an appropriate state or federal court in New York, New York.

(i)Employee acknowledges that she has read this Separation Agreement and Release of Claims, that it is written in a manner that she understands, that she has been advised that she should consult with an attorney before she executes this general release of claims and has had an opportunity to do so, and that she understands all of its terms and executes it voluntarily without any duress or undue influence and with full knowledge of its significance and the consequences thereof.

(j)This Separation Agreement and Release of Claims, together with the surviving terms of the Employment Agreement, constitutes the entire agreement between the parties concerning any and all matters addressed herein. The parties acknowledge that they have not executed this Separation Agreement and General in reliance on any representation, inducement, promise, agreement or warranty that is not contained in this Separation Agreement and General Release or the Employment Agreement. Any amendments to or changes in the obligations created by this Separation Agreement and Release of Claims shall not be effective unless reduced to writing and signed by all parties.

(k)No term or condition of this Separation Agreement and Release of Claims shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Separation Agreement and Release of Claims except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(l)If any provision of this Separation Agreement and Release of Claims is held to be invalid, the remaining provisions shall remain in full force and effect. However, the invalidity of any such provision shall have no effect upon, and shall not impair the enforceability of the release language set forth in paragraph 1 above, provided that, upon a finding by a court of competent jurisdiction that the release language found in paragraph 1 is unenforceable, the Company shall rewrite paragraph 1 to cure the defect and Employee shall re execute the release upon request, and Employee shall not be entitled to any additional monies, benefits and/or compensation therefor.

COMPANY	EMPLOYEE
Outbrain Inc.
By:
Name:	Elise Garofalo
Title:

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